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                                                                   Exhibit 10.16

[COMPUTERMOTION LETTERHEAD]

June 25, 2002

Mr. Joseph M. DeVivo
13 Mimosa Circle
Ridgefield, CT 06877

Dear Joe:

Computer Motion, Inc. ("CMI") is pleased to offer you the position of President on the terms set forth in this letter. We believe you have the requisite experience and creativity to be successful in this clearly very important role. In this capacity you will report directly to me. Upon your acceptance of this employment offer, your start date will be as soon as possible or by the week ending July 12, 2002.

Your compensation package will be comprised of the following components;

1. You will receive a starting salary of $8,461.54 per day period or $220,000.00 per annum and will be paid on a semimonthly basis.

2. You will be eligible to receive an annual performance bonus of up to 90% of your base salary or $198,000.00 based on the Management Incentive Compensation Plan. Your bonus, for the Fiscal Year ending December 31, 2002, will be guaranteed at the level of $80,000.00. A portion of this bonus, $60,000.00 will be paid to you over your first ninety (90) days of employment at $20,000.00 per month. The remaining $20,000.00 of the guaranteed bonus will be paid within thirty (30) days of the end of the Fiscal Year.

3. You will be granted stock options to purchase (subject to approval by the Board of Directors) 200,000 shares of the Company's Common Stock at the fair market value of the stock, of which 25% or 50,000 shares will vest immediately upon receipt of the signed offer letter. Your remaining options will become exercisable at the rate of 50,000 shares annually each anniversary of employment over the next three years beginning in the year 2003. Additional stock options will be granted in Fiscal Year 2003 and annually thereafter.

     In consideration for your rapid acceptance of this offer, I will add 100,000 options. These additional shares would vest at the same schedule as the 200,000 shares, that is 25% immediately, and 25% on the anniversary date of your employment


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     for the following three (3) years. This share offer will be a part of your package if we can agree on your acceptance over the next few days.

     Your options will be vested immediately upon a change in control as defined in the Computer Motion, Inc. 1997 Stock Incentive Plan (as amended through May 19, 1999). In addition, if you are terminated you will have one (1) year to exercise vested options.

4. You are guaranteed a one (1) year "no cut" contract from the date of this letter. This guarantee will remain valid when, as, and if Computer Motion, Inc. is bought out or acquired or experiences a change in control. Under these latter three circumstances, after ninety (90) days of continued work with the new company, you can terminate your employment and receive the severance provided for in Paragraph 8 below.

5. You will be offered the opportunity to receive benefits that are provided to employees of CMI upon meeting eligibility requirements. As part of these benefits, you will be eligible for three weeks of vacation annually. You may take up to three weeks of vacation during your first year of employment as a "draw" against your first-year vacation accrual.

6. CMI will provide you with relocation assistance in an amount not to exceed $100,000.00 (including the tax equalization payment noted below). This will be for actual expenses such as moving, cost of selling home, and temporary living expenses. With respect to these moving expenses, CMI has an "accountable plan" and the costs of moving your goods, family and yourself will be reimbursed to you. These will be offset by moving expense deductions. Non-deductible expenses (e.g., temporary living expenses) will be reported as income, and a tax equalization payment will be made to you for taxes due on these expenses.

7. CMI will provide additional monthly income to support up to an additional $500,000 in mortgage costs. CMI will also provide you a tax equalization payment. This payment will cover any incremental tax due after the deduction of the interest on the additional mortgage payment on your tax return.

8. You will be provided with one year's annual salary in the event that you are terminated for reasons other than cause after the one-year of service covered by Paragraph 4.

9. I would also offer you a seat on the Board of Directors of CMI. As a Director, you would have the same D&O insurance coverage as other Directors.

Duties for the President position include but are not limited to managing the following areas:


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1)   In conjunction with the CEO, overall responsibility for the profit and loss of Computer Motion, Inc.

2) Managing marketing, sales, finance and operations in the context of overall profit and loss responsibility.

3)   Participating directly in business development and strategic partnerships.

4) Developing personal relationships with key individuals in the medical community.

5)   Establishing goals and objectives for each major area of CMI.

6)   Participating directly in fund raising to achieve strategic objectives.

7) Working to achieve profitability through a combination of revenue increases and cost containment.

8) Driving shareholder value by establishing appropriate metrics and monitoring achievement of goals for these performance variables.

By executing this letter, you represent and warrant to CMI that you are not currently subject to any express or implied contractual obligations to any of your former employers under any secrecy, non-competition or other agreements or understandings, except for any such agreements which you have, prior to the date of your execution of this letter, furnished copies to CMI. Your signature below also constitutes your agreement to comply with CMI Company Policies. In addition, you will be required to execute CMI's standard employment documents, including confidentiality and invention assignment agreements and necessary tax forms.

Computer Motion, Inc. is an at-will employer and cannot guarantee employment for any specific duration, except as provided for in Paragraph 4 above. You are free to terminate employment and Computer Motion is entitled to terminate your employment at any time, with or without cause, again except as provided in Paragraph 4. This provision can only be changed or revoked in a formal written contract signed by me and cannot be changed by any express or implied agreement based on statements or actions by any employee or supervisor.

This letter contains our entire understanding with respect to your employment with CMI. Once signed by you, it will become a legally binding contract and will supersede all prior to contemporaneous representations, promises or agreements concerning this subject, whether in written or oral form, and whether made to or with you by any employee or other person affiliated with CMI or any actual or perceived agent.



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We believe you have the desire and personal initiative to contribute to CMI's continuing growth. We also believe the CMI can provide you with outstanding opportunities for professional growth and financial return.

Please acknowledge your acceptance of this offer by completing, signing and returning one copy of this letter to me.

As we have discussed, I look forward to having you on the team. This is truly an exciting time for Computer Motion, Inc., and I want you to be a part of it.

Sincerely,


/s/ Robert W. Duggan


Robert W. Duggan
Chairman and CEO


Acknowledged and Accepted:


   /s/ Joseph M. DeVivo                                           7/8-02
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      Joseph M. DeVivo                                     Date


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